Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Amgen Inc. for the registration of 98,286,358 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 2002 (except for Note 16 as to which the date is March 8, 2002), with respect to the consolidated financial statements of Immunex Corporation included in the Current Report (Form 8-K) dated May 16, 2002 of Amgen Inc., filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Seattle, Washington
July 16, 2002